UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

NANO DIMENSION LTD.

(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Ilan Ramon, Ness Ziona, Israel	7403635
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase American Depository Shares, each American Depositary Share representing one Ordinary Share, par value NIS 5.00 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered.

On January 23, 2024, the Board of Directors of Nano Dimension Ltd. (the “Company”) approved the issuance by the Company, on February 6, 2024, of one special purchase right (a “Right”), for every one American Depository Share (“ADS”), each ADS representing one ordinary share, par value NIS 5.00 per share, of the Company (“Ordinary Share”) outstanding at the close of business on February 5, 2024, to the ADS holders of record on that date. In connection with the issuance of the Rights, the Company has entered into a Rights Agreement (the “Rights Agreement”), dated as of January 25, 2024, between the Company and The Bank of New York Mellon, as rights agent.

Each Right entitles the registered holder thereof to purchase from the Company one-half of one (0.5) ADS at a price of $0.01 per ADS, subject to adjustment, once the Rights become exercisable, and subject to the exercise terms and conditions thereof described in the Rights Agreement.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth in the “Contents” of the Company’s Report of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission (the “Commission”) on January 25, 2024, and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2. Exhibits.

(d) Exhibits

4.1	Rights Agreement, dated as of January 25, 2024, between Nano Dimension Ltd. and The Bank of New York Mellon, as a rights agent (incorporated by reference to Exhibit 4.1 to the Report of Foreign Private Issuer on Form 6-K furnished by the Company to the Commission on January 25, 2024)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Nano Dimension Ltd.

Date: January 25, 2024	By:	/s/ Tomer Pinchas
Tomer Pinchas
Chief Operating Officer and Chief Financial Officer

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